Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

ASSET ENTITIES INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Class B Common Stock, par value $0.0001 per share	Rule 457(o)	—	—		$8,625,000.00	(3)	0.0000927	$799.54	(4)
Fees Previously Paid	Equity	Representative Warrants (5)	Other (6)	—	—		—		—	—
Fees Previously Paid	Equity	Class B Common Stock, par value $0.0001 per share, underlying Representative Warrants (5)	Rule 457(o)	—	—		$754,687.50	(3)	0.0000927	$69.96	(4)
Fees Previously Paid	Equity	Class B Common Stock, par value $0.0001 per share, registered on behalf of certain selling shareholders (7)	Rule 457(a)	1,500,000	$5.00	(8)	$7,500,000.00		0.0000927	$695.25	(4)
	Total Offering Amounts						$16,879,687.50			$1,564.75
	Total Fees Previously Paid									$1,738.99	(4)
	Total Fee Offsets									$0.00
	Net Fee Due									$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes additional shares of common stock which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered pursuant to the prospectus contained in the registration statement to which this exhibit is attached that is to be used for the public offering of shares of Class B Common Stock through the underwriter named on the cover page of such prospectus.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(4)	Fee previously paid upon the initial filing of the registration statement to which this exhibit is attached. A previous payment for the registration of shares of Class B Common Stock pursuant to the prospectus contained in the registration statement that is to be used for the public offering of shares of Class B Common Stock through the underwriter named on the cover page of such prospectus, has been reallocated to the registration of the shares of Class B Common Stock held by the selling shareholders named in the resale prospectus.

(5)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to seven percent (7%) of the shares of common stock to be issued and sold in this offering by the registrant. The warrants are exercisable for a price per share equal to 125% of the public offering price.

(6)	No fee required pursuant to Rule 457(g).

(7)	The registration statement to which this exhibit is attached also covers the resale under a separate resale prospectus by selling shareholders of the registrant of up to 1,500,000 shares of Class B Common Stock previously issued to the selling shareholders named in the resale prospectus.

(8)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.